RAND ACQUISITION CORPORATION

                            MANAGEMENT BONUS PROGRAM

                          RAND ACQUISITION CORPORATION
                            MANAGEMENT BONUS PROGRAM

1. ESTABLISHMENT AND PURPOSE

The Rand Acquisition Corporation Management Bonus Program (the "Plan") is established by Rand Acquisition Corporation (the "Company") to retain persons eligible to participate in the Plan; motivate Participants to achieve long-term Company goals; and further align Participants' interests with those of the Company's stockholders. The Plan is adopted as of March 3, 2006 (the "Effective Date").

2. DEFINITIONS

For purposes of this Plan, the following terms are defined as set forth below:

      (a) "Affiliate" means any "parent corporation" or "subsidiary corporation" of the Company as such terms are defined in Section 424(e) and 424(f) of the Code.

      (b) "Audited EBITDA" means the actual EBITDA as determined after each Fiscal Year in accordance with GAAP.

      (c) A Participant's "Award" means an amount equal to such Participant's Vested Share multiplied by such Participant's Plan Account Balance.

      (d) A Participant's "Base Amount" means the opening balance of such Participant's Plan Account Balance, as specified in "Attachment A".

      (e)   "Board" means the Board of Directors of the Company.

      (f) "Budgeted EBITDA" means the anticipated EBITDA determined by the Board prior to each Fiscal Year.

      (g) "Cause" means (i) conviction of the Participant of a criminal offence involving fraud, larceny, misappropriation of funds, embezzlement or dishonesty; (ii) receipt by or on behalf of the Participant or any member of the Participant's immediate family of any personal profit arising out of in connection with a transaction to which the Company or an Affiliate is party without making full prior disclosure to the Company or such Affiliate; (iii) any misfeasance, nonfeasance or malfeasance by the Participant in the performance of his or her duties which causes material harm to the

            Company or an Affiliate; (iv) failure of the Participant to follow and carry out the lawful instructions of his superior after notice and reasonable opportunity for the Participant to cure such failure;
            (v) the Participant having been under the influence of drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) or alcohol during the performance of his or her duties (it being understood that the Participant may attend industry functions at which alcohol will be consumed by the Participant), or while otherwise under the influence of drugs or alcohol, engages in inappropriate conduct; or (vi) the Participant having engaged in behavior that would constitute grounds for liability for sexual harassment, discrimination. Notwithstanding the foregoing, if the Participant and the Company or an Affiliate have entered into an employment or services agreement which defines the term "Cause" (or a similar term), such definition shall govern for purposes of determining whether such Participant has incurred a Separation of Service for Cause for purposes of this Plan.

      (h) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

      (i) "Commission" means the Securities and Exchange Commission or any successor agency.

      (j) "Committee" means a committee of Directors appointed by the Board to administer this Plan.

      (k) "Company" means Rand Acquisition Corporation, a Delaware corporation.

      (l)   "Director" means a member of the Company's Board of Directors.

      (m) "Disability" means: (1) the Company has provided a written notice to the Participant supported by a written statement from a reputable independent physician selected by the Company to the effect that the Participant shall have become so incapacitated as to be unable to resume, within 90 days, his or her employment with the Company or an Affiliate by reason of physical or mental illness or injury; or (ii) the Company has provided written notice to the Participant that the Participant has been unable to substantially perform his or her duties to the Company or an Affiliate for 90 consecutive days (exclusive of any permitted vacation days) or for 120 days in any 360 day period by reason of any physical or mental illness or injury.

      (n) "EBITDA" or "Earnings Before Interest Taxes Depreciation and Amortization" means the sum, without duplication, of the net income of the Company determined in accordance with GAAP (consistently applied to the extent past practice qualifies as GAAP), as: (1) reduced by the amount of any (i) extraordinary income, (ii) net gains resulting from the sale or other disposition of assets not in the ordinary course of business and (iii) income attributable to adjustments relating to prior periods; all as the foregoing items are included in connection with the determination of net income and determined on a consolidated basis and in accordance with GAAP

            (consistently applied to the extent past practice qualifies as GAAP); and as (2) increased by the amount of any (i) interest expense, (ii) taxes, (iii) depreciation expense, (iv) amortization expense, (v) extraordinary losses, (vi) net losses resulting from the sale or other disposition of assets not in the ordinary course of business, (vii) deductions or losses attributable to adjustments relating to prior periods; all as the foregoing items are deducted in connection with the determination of net income and determined on a consolidated basis and in accordance with GAAP (consistently applied to the extent past practice qualifies as GAAP).

      (o) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

      (p) "Fiscal Year" means the twelve month period ended March 31 of each year.

      (q) "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession which are applicable to the circumstances from time to time.

      (r)   "Participant" means a person designated as such in accordance with
            Section 3.

      (s) A Participant's "Plan Account Balance" means the Base Amount for such Participant, as adjusted in accordance with Section 5.

      (t) "Representative" means (i) the person or entity acting as the executor or administrator of a Participant's estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had his or her primary residence at the date of the Participant's death; (ii) the person or entity acting as the guardian or temporary guardian of a Participant; or (iii) the person or entity which is the beneficiary of the Participant upon or following the Participant's death.

      (u) "Separation from Service" is given the same meaning as such term is defined under Section 409A of the Code and any regulation promulgated, or any guidance released, thereunder. A Participant shall not be considered to have incurred a Separation from Service on account of a transfer (i) from employment with the Company to employment with an Affiliate, (ii) from employment with an Affiliate to employment with the Company, or (iii) from employment with an Affiliate to employment with another Affiliate.

      (v) "Stock" means a share of the common stock, par value $.0001 per share, of the Company.

      (w) A Participant's "Vested Share" means the portion of the Plan Account Balance for such Participant in which such Participant is vested as provided in Section 6.

In addition, certain other terms used herein have the definitions given to them in the first places in which they are used.

3. ELIGIBILITY

Participation in the Plan shall be limited to the individuals listed on "Attachment A" hereto (the "Participants").

4. AWARDS

Subject to Section 8(a), the Award granted to a Participant under this Plan shall be equal to such Participant's Vested Share multiplied by such Participant's Plan Account Balance as of the Payment Date.

5. PLAN ACCOUNT BALANCE

Following the Effective Date, each Participant's Plan Account Balance will be adjusted as follows:

      As of March 31, 2007 and 2008, each Plan Account Balance will be increased or decreased pursuant to the following formula:

       Plan Account Balance at     Audited EBITDA for the Fiscal Year then ended
       the time of adjustment   X  ---------------------------------------------
                                   Audited EBITDA for the immediately preceding
                                   Fiscal Year

6. VESTING

Subject to the provisions of Section 8, on each of March 31, 2006, 2007 and 2008, each Participant then employed by the Company or an Affiliate shall vest into one-third of such Participant's Plan Account Balance (such vested portion thereafter being referred to as such Participant's "Vested Share").

7. DISTRIBUTION; REGISTRATION RIGHTS

All Awards under the Plan will be settled on July 31, 2008 (the "Payment Date"). All Awards may be settled in cash and/or in Stock (valued at the Stock's volume weighted average price for the 20 trading days preceding March 31, 2008), or any combination thereof, all in the discretion of the Administrator. Notwithstanding any other provision of the Plan, if, as of the Payment Date, a Participant's Plan Account Balance is greater than would result pursuant to the following formula, such Participant's Plan Account Balance shall be reduced to the amount determined pursuant to the following formula prior to the settlement of an Award under the Plan:

                          Stock's volume weighted average price for the
                          20 trading days preceding the Payment Date
         Base Amount  X   ---------------------------------------------
                          Stock's volume weighted average price for the 20 trading days preceding the Effective Date

The Company shall enter into the Registration Rights Agreement attached as "Attachment B" hereto with any Participant that is issued Stock in settlement of an Award under the Plan.

8. SEPARATION FROM SERVICE

The provisions of this Section 8 shall apply in the event a Participant incurs a Separation from Service from the Company or an Affiliate at any time prior to the date on which the Participant shall become fully vested in its Plan Account Balance as set forth in Section 6:

      (a) Should a Participant incur a Separation from Service from the Company or an Affiliate by reason of death, Disability or termination by the Company or an Affiliate without Cause (which shall include for Participants with whom the Company or an Affiliate is party to an employment or services agreement, a termination by the Participant for "Good Reason" (as defined in any such agreement) at any time prior to the date on which the Participant shall become fully vested in its Plan Account Balance as set forth in Section 6, then (i) such Participant shall, as of the effective date of such Separation from Service, become fully vested in its Plan Account Balance and (ii) such Participant (or such Participant's legal representative) shall have the option, exercisable by written notice to the Company within fourteen (14) days of the effective date of such Separation from Service, to elect to freeze the amount of such Participant's Award at an amount equal to the Award to which such Participant would be entitled if the Payment Date were the effective date of such Separation from Service (calculated in accordance with Section 7, including the limiting formula therein, and based on such Participant's Plan Account Balance as of the effective date of such Separation from Service). A Participant who does not timely deliver the notice referred to in this Section 8(a) shall be deemed to have elected not to have frozen an Award hereunder, and such Participant's Award shall be calculated in accordance with Section 4 and settled in accordance with Section 7. All Awards, whether or not frozen pursuant to this Section 8(a), shall be settled on the Payment Date in accordance with Section 7.

      (b) Should a Participant incur a Separation from Service from the Company or an Affiliate for Cause, or incur a Separation from Service from the Company or an Affiliate voluntarily (other than for Good Reason, if applicable, which shall be deemed a termination without Cause and be treated in the manner set forth in clause (a) of this Section 8) without providing the Company or the Affiliate, as applicable, 60 days advance notice of such voluntary Separation from Service, then such Participant's rights to its Plan Account Balance, including with respect to its Vested Share, shall be forfeited, and such Participant shall no longer have any rights in or to its Plan Account Balance or under the Plan.

      (c) A Participant that incurs a voluntary Separation from Service from the Company or an Affiliate (other than for Good Reason, if applicable, which shall be deemed a termination without Cause and be treated in the manner set forth in clause (a) of this Section 8) and who does provide the Company or such Affiliate, as applicable, with 60 days advance notice of such voluntary Separation from Service, shall retain its Vested Share as of the effective date of such Separation from Service (and shall receive an Award based on such Vested Share on the Payment Date in accordance with Section 7) but shall, as of such effective date, cease to further vest in such Participant's Plan Account Balance.

      (d) Any unvested portion of a Participant's Plan Account Balance resulting from a Separation from Service described in Section 8(c) shall be added to the Plan Account Balances of each then remaining Participant (other than Participants that have elected to freeze their Award pursuant to Section 8(a)) in proportion to the respective Plan Account Balance of each such remaining Participant, and with respect to each such remaining Participant, in proportion to each such Participant's vested and unvested Plan Account Balance.

9. ADMINISTRATION

The Plan shall be administered by a Committee; provided, however, that, if at any time no Committee shall be in office, the Plan shall be administered by the Board. As used herein, the term "Administrator" means the Board or any of its Committees as shall be administering the Plan. The Administrator will enforce the Plan in accordance with its terms and will have all powers necessary to accomplish that purpose, including, but not limited to, the following discretionary authority:

      (a)   to make determinations as to any Award granted under this Plan;

      (b) to make such adjustments as are reasonably necessary to account for extraordinary or special events or circumstances, including adjustments to Budgeted EBITDA on account of acquisitions of assets or businesses out of the ordinary course of business or other extraordinary transactions not contemplated in estimating Budgeted EBITDA;

      (c) to determine the amount and the permissible methods of payment under the Plan;

      (d)   to construe and interpret the Plan and the terms hereof;

      (e) to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties and the administration of the Plan;

      (f) to authorize all distributions in accordance with the provisions of the Plan;

      (g) to keep records relating to the Participants and other matters applicable to the Plan;

      (h) to prescribe procedures to be followed by the Participant in claiming benefits; and

      (i) to prescribe and adopt the use of necessary forms including the forms to be utilized in connection with this Plan.

The Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan and to otherwise supervise the administration of the Plan.

Except to the extent prohibited by applicable law, the Administrator may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person or persons selected by it. Any such allocation or delegation may be revoked by the Administrator at any time. The Administrator may authorize any one or more of their members or any officer of the Company to execute and deliver documents on behalf of the Administrator.

Any determination made by the Administrator or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Administrator or such delegate. All decisions made by the Administrator or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.

No member of the Administrator, and no officer of the Company, shall be liable for any action taken or omitted to be taken by such individual or by any other member of the Administrator or officer of the Company in connection with the performance of duties under this Plan, except for such individual's own willful misconduct or as expressly provided by law.

10. MISCELLANEOUS

      (a) Amendment. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would adversely affect the vested or unvested rights of a Participant without the Participant's consent. No such amendment shall be made without the approval of the Company's stockholders to the extent such approval is required by law, agreement or the rules of any stock exchange or market on which the Stock is listed.

      (b) Unfunded Status of Plan. It is intended that this Plan be an "unfunded" plan for incentive and deferred compensation. The Administrator may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Stock or make payments, provided that, unless the Administrator otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of this Plan. The Plan is intended to be maintained primarily for a select group of management or highly compensated employees, and shall be construed and administered in accordance with such intention.

      (c) Non-transferability of Awards. Except as provided herein, the Awards payable hereunder, and any interest therein, shall not be transferable by a Participant, and a Participant shall not be permitted to anticipate, alienate, sell, assign, transfer, pledge or otherwise encumber his or her rights to an Award. Any attempted anticipation, alienation, sale, assignment, pledge or encumbrance shall be null and void ab initio. Except as provided in Section 10(d)(vi), no interest or right to any Award may be taken for the satisfaction of debts of, or other obligations or claims against, a Participant.

      (d)   General Provisions.

            (i) All certificates for shares of Stock or other securities delivered under the Plan, if any, shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations and other requirements of the Commission, any stock exchange or market on which the Stock is then listed and any applicable Federal or state securities law, including, but not limited to the Exchange Act, and the Administrator may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

            (ii) Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting other or additional compensation arrangements for its employees.

            (iii) The adoption of the Plan shall not confer upon any employee, director, consultant or advisor any right to continued employment, directorship or service, nor shall it interfere in any way with the right of the Company or any Affiliate to terminate the employment or service of any employee, consultant or advisor at any time.

            (iv) All Awards payable under the Plan shall be subject to withholding by the Company on account of any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Administrator, withholding obligations on account of an Award settled in Stock may be settled with Stock, including Stock that is part of the Award that gives rise to the withholding requirement. The Administrator may establish such procedures as it deems appropriate for the settlement of withholding obligations with Stock.

            (v) The Administrator shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant's death are to be paid.

            (vi) Any amounts owed to the Company or an Affiliate by a Participant of whatever nature including, without limitation, pursuant to that certain letter agreement dated the Effective Date and executed by each Participant in favor of the Company (the "Letter Agreement"), may be offset by the Company from the value of any shares of Stock, cash or other thing of value under this Plan, whether or not vested, including by proportionate reduction of each Participant's Plan Account Balance with respect to amounts owed pursuant to the Letter Agreement, and no shares of Stock, cash or other thing of value under this Plan shall be transferred to a Participant unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company and its Affiliate.

            (vii) The grant of Stock shall in no way affect the right of the
                  Company or an Affiliate to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

           (viii) If any payment or right accruing to a Participant under this Plan (without the application of this Section 10(c)(viii)), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate ("Total Payments") would constitute a "parachute payment" (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this

                  Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code; provided, however, that the foregoing shall not apply to the extent provided otherwise in an Agreement or in the event the Participant is party to an agreement with the Company or an Affiliate that explicitly provides for an alternate treatment of payments or rights that would constitute "parachute payments." The determination of whether any reduction in the rights or payments under this Plan is to apply shall be made by the Administrator in good faith after consultation with the Participant, and such determination shall be conclusive and binding on the Participant. The Participant shall cooperate in good faith with the Administrator in making such determination and providing the necessary information for this purpose. The foregoing provisions of this Section 10(c)(viii) shall apply with respect to any person only if, after reduction for any applicable Federal excise tax imposed by Section 4999 of the Code and Federal income tax imposed by the Code, the Total Payments accruing to such person would be less than the amount of the Total Payments as reduced, if applicable, under the foregoing provisions of this Plan and after reduction for only Federal income taxes.

            (ix) The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

            (x) If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

            (xi) This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant's heirs, Representatives and successors.

            (xii) In the event there is an effective registration statement pursuant to which shares of Stock shall be offered for sale in an underwritten offering, a Participant shall not, during the period requested by the underwriters managing the registered public offering, effect any public sale or distribution of shares of Stock received pursuant to an Award.

           (xiii) None of the Company, an Affiliate or the Administrator shall have any duty or obligation to disclose affirmatively to a record or beneficial holder of Stock and such holder shall have no right to be advised of, any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with receipt of Stock under this Plan.

            (xiv) This Plan shall be governed by, and construed in accordance with, the laws of the state of New York.

            (xv) This Plan constitutes the entire agreement of the Company and the Participants with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this Plan.

                                            RAND ACQUISITION CORPORATION


                                            By: /s/ Laurence Levy
                                                --------------------------------
                                            Its: Chief Executive Officer

                                  ATTACHMENT A

                    Participant                    Base Amount
                    -----------                    -----------
                    Scott Bravener                  $900,000
                    James Siddall                   $750,000
                    Mark Rohn                       $390,000
                    Jeffrey Botham                  $180,000
                    Anthony Walker                  $300,000
                    Robert Pierson                  $120,000
                    Frank Bravener                  $120,000
                    Dave Scruton                    $120,000
                    John Carlson                    $120,000